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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     This Employment Agreement, dated as of the 1st day of August 2007 (the "Agreement") by and between TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "Company"), and EDWIN L. BUKER ("Executive").

                                   WITNESSETH:

          WHEREAS, the Company desires to enlist the services and employment of the Executive on behalf of the Company and the Executive is willing to render such services on the terms and conditions set forth herein; and

          WHEREAS, the Executive represents that he possesses skills, experience and knowledge that are of value to the Company.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Employment and Duties. Executive shall be named President and Chief Executive Officer of the Company and a member of the Company's Board of Directors. Prior to the next annual meeting of the shareholders (expected to be held in April 2008), it is expected that the Board will take action to elect Executive as the Chairman of the Board. Executive shall have the duties and responsibilities commensurate with such titles and offices, including, without limitation, all such duties and responsibilities as now are or hereafter may be set forth with respect to such offices in the bylaws of the Company or in the directives of the Board of Directors of the Company (the "Board"). During the Employment Period (as hereinafter defined), Executive also shall serve as an officer of such other affiliates of the Company and in such other capacities as may be requested by the Board and shall assume such duties and responsibilities as from time to time may be assigned to him by the Board, all without additional compensation therefore. Throughout the Employment Period, Executive shall devote his business time, attention and energy on a full-time basis exclusively to the affairs of the Company and its affiliates and shall use his best efforts to promote the interests of the Company, and the Executive shall not engage in any other business activity without the approval of the Board.

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     2. Term of Employment. The terms and provisions of the Agreement and the employment of Executive hereunder shall commence on the Effective Date (as hereinafter defined) and shall continue, unless earlier terminated as provided in this Agreement, through the close of business on that day that is immediately prior to the third anniversary of the Effective Date (the "Employment Period"). The "Effective Date" shall be that date on which Executive commences full time employment with the Company, but not later than August 15, 2007 (the "Effective Date").

     3. Compensation; Benefits; Relocation Expenses; Attorneys' Fees; Make-Whole Payment.

          (a) Base Salary. During the Employment Period, in full consideration of the performance by the Executive of the Executive's obligations hereunder (including, any services as an officer, director, employee or member of any committee of any affiliate of the Company, or otherwise on behalf of the Company), the Executive shall receive from the Company a base salary (the "Base Salary") at an annual rate of Seven Hundred Fifty Thousand Dollars ($750,000) per year, payable in accordance with the normal payroll practices of the Company then in effect. During the Employment Period, the Executive will be eligible to receive increases (but not decreases) in the Base Salary from time to time as determined in the sole discretion of the Board or a committee thereof.

          (b) Annual Performance Bonus. During the Employment Period, in addition to the payment of the Base Salary described above, the Executive shall be eligible to receive, in respect of each calendar year during the Employment Period, a performance-based cash bonus equal to 100% of the Base Salary (the "Target Bonus"). The bonus actually earned and payable to Executive will be determined based on achievement of Company and individual performance objectives as may be established with respect to each calendar year by the Board or a committee thereof, and subject to such other terms and conditions established by the Board pursuant to that certain Executive Performance Bonus Plan to be developed by the Board or a committee thereof, and approved (i) by the Board, and (ii) by the Company's shareholders, at the Company's next annual meeting of the shareholders (expected to be held in April 2008). The maximum bonus opportunity for Executive will be 200% of the Base Salary; consequently, the aggregate annual bonus that may be earned by Executive will range from zero (0) to 200% of Base Salary. Notwithstanding anything herein to the contrary, with respect to the years of the Employment Period, ending on December 31, 2007 and December 31, 2008, Executive shall receive a minimum annual

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     performance bonus of Three Hundred Seventy-Five Thousand Dollars ($375,000)
     each such year. Unless otherwise provided in the Executive Performance
     Bonus Plan, the minimum annual performance bonuses as described in the preceding sentence will be paid no later than March 15 of the year following the year in which each annual bonus is earned (i.e., March 15, 2008 and March 15, 2009).

          (c) Benefits. During the Employment Period, the Executive shall be entitled to participate in employee benefit plans, policies, programs and arrangements (including, without limitation, paid vacation and holidays, and sick leave) as may be amended from time to time, on the same terms as similarly situated executives of the Company to the extent the Executive meets the eligibility requirements for any such plan, policy, program or arrangement. In addition, the Company shall, to the extent insurable at standard rates, provide a term life insurance policy (for the benefit of Executive's heirs and named beneficiaries) in the amount of Five Million Dollars ($5,000,000).

          (d) Relocation Expenses. If approved by the Company in advance, the Company will reimburse Executive for those reasonable and documented expenses incurred in connection with Executive's relocation from Birmingham, Alabama to southeast Michigan for: (i) movement of household goods and automobiles, (ii) up to three (3) house hunting trips for Executive and his spouse, and (iii) temporary housing in southeast Michigan for a period not to exceed ninety (90) days.

          (e) Attorneys' Fees. The Company will reimburse Executive for those reasonable and documented expenses (subject to attorney-client privilege) incurred in connection with the preparation, review, and execution of the term sheet on which this Agreement is based, and this Agreement. Such reimbursement of attorneys' fees shall be in an amount not to exceed Twenty Thousand Dollars ($20,000).

          (f) Make-Whole Payment. Executive has represented to the Company that as a result of his resignation from his then current employer, in order to accept the Company's offer of employment and become employed by the Company, Executive has become ineligible to receive certain payments he was entitled to receive from his former employer anticipated to be Five Hundred Thousand Dollars ($500,000) (the "Make-Whole Amount"). Following the Effective Date and subject to Executive's presentation of appropriate

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     documentation to the Company, the Company agrees to pay the Make-Whole
     Amount to Executive as follows: (i) fifty percent (50%) of the Make-Whole Amount within 90 days of presentation of the appropriate documentation; and
     (ii) fifty percent (50%) of the Make-Whole Amount not later than February 1, 2008.

     4. Long Term Incentive Plan Grants.

          (a) Annual Grants. During the Employment Period, Executive shall receive an annual grant of awards under the Company's Long-Term Incentive Equity Award Plan (the "Plan") equal to (as of the date of the grant) the aggregate of Executive's (i) then current Base Salary and (ii) the Target Bonus then in effect (the "Annual Award"). The Plan as approved and adopted by the Board on the Effective Date is subject to shareholder approval at the Company's next annual meeting of the shareholders (expected to be held in April 2008). The Annual Awards shall be subject to any conditions set forth in the Plan and the granting document(s), including, without limitation, shareholder approval as described in Section 4(c) of this Agreement.

          (b) Initial Grants. On the Effective Date, Executive will be granted
     (i) stock options for shares of Class A common stock of the Company having a Black-Scholes present value at the Effective Date of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Options"), and (ii) restricted stock units with a value of One Million Five Hundred Thousand Dollars ($1,500,000) based on the closing market price of the Company's Class A shares of common stock on the Effective Date (the "Units" and collectively, with the Options, the "Initial Incentive Awards"). The Options will (x) be granted with an exercise price equal to the closing market price of the Company's Class A shares of common stock on the Effective Date, (y) have a term of seven (7) years, and (z) vest over a three (3) year period, with one-third of the Options vesting at the end of each year of employment. The Executive will be entitled to settle the Units with the Company on the third anniversary of the Effective Date, if he remains employed for the full term of Employment Period. It is anticipated that the Units will be settled in shares of the Company's Class A common stock. The Initial Incentive Awards shall be subject to any conditions set forth in the Plan and the granting document(s), including, without limitation, shareholder approval as described in Sections 4(a) and 4(c) of this Agreement.

          (c) Shareholder Approval. In the event that the Company's shareholders do not approve the Plan, the Company shall (i) replace

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     the Initial Incentive Awards and any previously granted Annual Award with a grant to the Executive of stock appreciation rights or contingent cash-based performance awards of equivalent value of the Initial Incentive Awards and applicable Annual Awards (the "Replacement Awards"), and (ii) grant any Annual Awards thereafter in the form of Replacement Awards. The form and terms of any Replacement Awards will be determined by the Board or a committee thereof. Terms of any Replacement Awards will to the extent possible be substantially identical to the Initial Incentive Award or Annual Awards being replaced.

     5. Taxes. The Executive shall be solely responsible for taxes imposed on the Executive by reason of any compensation, benefits, or termination payments provided under this Agreement and all such compensation, benefits, and termination payments shall be subject to applicable withholding taxes or excise tax. In the event that the aggregate payments or benefits to be made or afforded to Executive under this Agreement would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereof, and subject to any excise tax imposed under Section 4999 (or any successor thereto) of the Code, under no circumstances will the Company pay whether in form of additional compensation or otherwise any portion of such excise tax.

     6. Certain Expenses. Subject to review of the Board, in accordance with the Company's practices and policies as then in effect during the Employment Period as same are applied to executive officers, the Company shall pay or reimburse Executive for reasonable and documented travel, entertainment, and other incidental expenses (including, the cost of business publications and professional associations), incurred on or in furtherance of the business of the Company.

     7. Certain Continuing Obligations of Executive. Throughout the Employment Period and thereafter, Executive agrees to keep confidential all trade secrets, technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company, and other data concerning the private affairs of the Company and its affiliates, made known to or developed by Executive during the course of his employment hereunder ("Confidential Information"), not to use any Confidential Information or supply Confidential Information to others other than in furtherance of the Company's business, and to return to the Company upon termination of his employment all copies, in whatever form or media, of all Confidential Information and all other documents relating to the business of the Company

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or any of its affiliates which may then be in the possession or under the control of Executive.

     At the request of the Board, whether or not made during the Employment Period, Executive agrees to execute such confidentiality agreements, assignments of intellectual property rights, and other documents as hereafter may be reasonably determined by the Board to be appropriate to carry out the purposes of this Section.

     8. Termination; Termination Payments.

          (a) Termination. The Executive may terminate his employment under this Agreement, in accordance with this Section 8, with Good Reason (as hereinafter defined), Good Reason on Change of Control (as hereinafter defined), or voluntarily. The Company may terminate the Executive's employment under this Agreement, in accordance with this Section 8, for Executive's Disability, for Cause, or without Cause. Any termination of the Executive under this Agreement that would trigger an obligation to make any payments to the Executive shall be considered a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

          (b) Termination Payments - Termination by Executive. If Executive voluntarily terminates his employment (i) without Good Reason, or (ii) without Good Reason on Change of Control, then Executive shall be entitled to receive:
(A) a cash payment equal to the aggregate amount of (x) accrued but unpaid Base Salary and (y) unused vacation days; (B) settlement of any then vested Units; and (C) the ability to exercise any then vested Initial Incentive Award and Annual Awards in accordance with their terms. All of Executive's unvested Initial Incentive Award and Annual Awards or other grants will be cancelled as of the effective date of Executive's termination (the "Termination Date"). After the Termination Date, Executive will not be entitled to receive any other post-termination payments or severance. Any cash payments due under this Section 8(b) shall be payable in a lump sum within ninety (90) days of the Termination Date, provided that payment occurs no later than March 15 of the year following the year in which the Termination Date falls.

          (c) Termination Payments - Good Reason. If Executive terminates his employment for Good Reason, then Executive shall be entitled to receive: a cash payment in an amount equal to the aggregate of (i) accrued but unpaid Base Salary; (ii) unused vacation days; (iii) the Target Bonus on a pro rata basis through the Termination Date; (iv) one and one-half (1.5) times the Base Salary then in effect; and (v) one (1) times the annual Target Bonus. In the event Executive's Good Reason termination

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occurs within the first twelve (12) months of the Employment Period, then fifty percent (50%) of the Executive's Initial Incentive Award and any Annual Award will become immediately vested as of the Termination Date, and irrespective of the terms of any such Initial Incentive Award and Annual Award, the Executive will have 180 days from the Termination Date to exercise the so vested Initial Incentive Award and Annual Award. In the event Executive's Good Reason termination occurs after the first twelve (12) months of the Employment Period, one hundred percent (100%) of the Executive's Initial Incentive Award and Annual Awards will become immediately vested as of the Termination Date, and irrespective of the terms of any such Initial Incentive Award and Annual Awards, the Executive will have 180 days from the Termination Date to exercise the so vested Initial Incentive Award and Annual Awards. In addition, other than a continuation of Company-paid health insurance for one (1) year (to the extent such health insurance is in effect as of the Termination Date), Executive will not be entitled to receive any other post-termination payments or severance following such resignation. Any cash payments due under this Section 8(c) shall be payable in a lump sum within ninety (90) days of the Termination Date, provided that payment occurs no later than March 15 of the year following the year in which the Termination Date falls.

          (d) Termination Payments - Cause. If the Company terminates Executive's employment for Cause, then Executive shall be entitled to receive: a cash payment in an amount equal to the aggregate of (i) accrued but unpaid Base Salary; and (ii) unused vacation days. All Annual Awards and Initial Incentive Awards, whether or not vested, will be forfeited and immediately cancelled effective on the date notice of the for Cause termination is delivered to Executive. Executive will not be entitled to receive any other post-termination payments or severance following such termination. Any cash payments due under this Section 8(d) shall be payable in a lump sum within ninety (90) days of the Termination Date, provided that payment occurs no later than March 15 of the year following the year in which the Termination Date falls.

          (e) Termination Payments - Without Cause. If the Company terminates Executive's employment without Cause, then Executive shall be entitled to receive: (i) a cash payment in an amount equal to the aggregate of (A) accrued but unpaid Base Salary; (B) unused vacation days; (C) the Target Bonus on a pro rata basis through the Termination Date; (D) one and one-half (1.5) times the Base Salary then in effect; and (E) one (1) times the annual Target Bonus; and
(ii) the ability to exercise any then vested Initial Incentive Award and Annual Awards in accordance with their terms for up to 180 days after the Termination Date. In addition, other than a continuation of Company-paid health insurance for up to one (1) year, Executive will not be entitled to receive any other post-termination payments or severance following such resignation. Any cash payments pursuant to

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Sections 8(e)(i)(A), (B) and (D) due under this Section 8(e) shall be payable in regular installments in accordance with the normal payroll practices of the Company then in effect, and any cash payments pursuant to Sections 8(e)(i)(C) and (E) due under this Section 8(e) shall be payable in accordance with the normal bonus payment practices of the Company then in effect, provided that all cash payments made pursuant to this section 8(e) are subject to any required delay in payment as described in Section 8(m).

          (f) Termination Payments - Change of Control. In the event that a Change of Control (as hereinafter defined) occurs, (i) within the first twelve
(12) months of the Employment Period, then fifty percent (50%) of the Executive's Initial Incentive Award and Annual Award will become immediately vested as of the date of the Change of Control irrespective of the terms of any such Initial Incentive Award and Annual Award; and (ii) after the first twelve
(12) months of the Employment Period, one hundred percent (100%) of the Executive's Initial Incentive Award and Annual Awards will become immediately vested as of the Termination Date irrespective of the terms of any such Initial Incentive Award and Annual Awards. In addition, in the event that (x) Executive is terminated without Cause on a Change of Control or (y) Executive terminates his employment for Good Reason on Change of Control, then Executive shall be entitled to receive the compensation specified under Section 8(c) of this Agreement, except that the compensation specified under Sections 8(c)(iv) and
(v) shall be two (2) times the Base Salary then in effect, and two (2) times the annual Target Bonus. Any cash payments due under this Section 8(f) shall be payable in a lump sum within ninety (90) days of the Termination Date, provided that payment occurs no later than March 15 of the year following the year in which the Termination Date falls.

          (g) Termination Payments - Disability. If Executive is terminated by the Company for a Disability (as hereinafter defined), then Executive shall be entitled to receive: (i) a cash payment equal to the aggregate amount of (A) accrued but unpaid Base Salary, (B) unused vacation days, and (C) the Target Bonus on a pro rata basis through the Termination Date; (D) settlement of any then vested Units; and (ii) the immediate vesting of the next tranche of options that would have vested after the Termination Date under any Initial Incentive Award and Annual Awards; and (iii) the ability to exercise any then vested Initial Incentive Award and Annual Awards in accordance with their terms. All of Executive's unvested Initial Incentive Award and Annual Awards or other grants will be cancelled as of the Termination Date. After the Termination Date, Executive will not be entitled to receive any other post-termination payments or severance. Any cash payments due under this Section 8(g) shall be payable in a lump sum within ninety (90) days of the Termination Date, provided that payment occurs no later than March 15 of the year following the year in which the Termination Date falls.

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          (h) Definitions. For purposes of this Agreement:

               (i) "Cause" shall mean any of the following: (A) the Executive's continuing substantial failure to perform his duties for the Company for thirty (30) days (other than as a result of incapacity due to mental or physical illness) after a written demand is delivered to the Executive by the Company's Board of Directors; (B) the Executive's willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (C) the Executive's conviction of a felony or his plea of guilty or nolo contendere to a felony, or (D) the Executive's willful and material breach of his confidentiality obligations under local law or Tecumseh's code of conduct.

               (ii) A "Change of Control" shall occur if at any time:

                    (A) Any person or group (as such terms are used in
               connection with Section 13(d) and 14(d) of the Exchange Act) hereafter becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities;

                    (B) A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter;

                    (C) A merger, consolidation, or reorganization is
               consummated with any other corporation pursuant to which the shareholders of the Company immediately prior to the merger, consolidation, or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated, or reorganized entity; or

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                    (D) members of the Incumbent Board (as hereinafter defined)
               cease for any reason to constitute a majority of the Board of Directors of the Company.

               (iii) "Disability" means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (A) which renders Executive unable to engage in any substantial gainful activity; or (B), which enables Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, provided that this definition shall be interpreted in accordance with Code Section 409A(a)(2)(A)(v) and regulations and other guidance thereunder. Notwithstanding (A) and (B) of this Section 8(h)(iii), Executive shall be deemed to have a total and permanent disability when determined to be totally disabled by the Social Security Administration.

               (iv) "Good Reason" shall mean any of the following occurrences without the written consent of Executive: (a) the assignment to Executive of any duties inconsistent with his duties described in Section 1 of this Agreement or any removal of Executive from or any failure to reelect Executive to his positions described in Section 1 hereof; provided, that the suspension of Executive from the duties of his employment and any positions held by him during the pendency of any criminal proceedings against Executive as to which a conviction would constitute "Cause" shall not be deemed "Good Reason" so long as during the period of such suspension the Company continues to pay the Base Salary and provide the additional benefits to which Executive is entitled; (b) the Company requiring that the Executive relocate his principal office to a location fifty or more miles from Tecumseh, Michigan; (c) the failure of the Company to pay Executive the Base Salary and provide the additional benefits, including the Target Bonus opportunity, Annual Awards, and Initial Incentive Award as and when required hereunder; or (d) any other failure of the Company to perform its obligations to Executive hereunder if such failure continues uncured for thirty (30) days after written notice thereof, specifying the nature of such failure and requesting that it be cured, is given by Executive to the Company.

               (v) "Good Reason on Change of Control" shall mean any of the following occurrences following a Change of Control: (a) the failure to offer the Executive an equivalent position in the surviving entity; or (b) the Incumbent Board ceases to

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     constitute a majority of the Board as described in Section (8)(h)(ii)(D) of this Agreement.

               (vi) "Incumbent Board" shall mean the individuals who, as of the date of this Agreement, constitute the entire Board of Directors of the Company and any new director whose election by the Board or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors on the date of this Agreement or whose election or nomination for election was previously so approved.

          (i) Termination Notice. The Company shall provide the Executive with thirty (30) days advance written notice of its intention to terminate the Executive's employment for any reason other than Cause. The Executive must provide the Company with thirty (30) days advance written notice of his intention to terminate his employment for any reason other than Good Reason or Good Reason on Change of Control for which the Executive may give the Company ten (10) days advance written notice.

          (j) Post Termination Cooperation. In the event of termination of the Executive's employment, for whatever reason (other than death or Disability), the Executive agrees to cooperate with the Company and to be reasonably available to the Company for a reasonable period of time thereafter with respect to matters arising out of the Executive's employment hereunder or any other relationship with the Company, whether such matters are business-related, legal or otherwise. The Company shall reimburse the Executive for all expenses reasonably incurred by the Executive during such period in connection with such cooperation with the Company.

          (k) Board Resignation. Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from the Board and from all other boards of, and other positions with, the Company and its affiliates.

          (l) Release; Full Satisfaction. Notwithstanding any other provision of this Agreement, no post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein shall become payable under this Agreement unless and until the Executive executes a general release of claims in form and manner reasonably satisfactory to the Company including, where relevant, a release of any statutory claims, and such release has become irrevocable; provided, that the Executive shall not be required to release any indemnification rights. The payments to be provided to the Executive pursuant to this Section 8 upon termination of the Executive's employment shall constitute the exclusive

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payments in the nature of severance or termination pay or salary continuation which shall be due to the Executive upon a termination of employment and shall be in lieu of any other such payments under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by any member of the Company.

          (m) Termination Payments - Delay. To the extent (i) any post-termination payments to which Executive becomes entitled under this Agreement or any agreement or plan referenced herein constitute "deferred compensation" subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a "specified employee" under
Section 409A of the Code, then such payment will not be made or commence until the earliest of (x): the expiration of the six (6) month period measured from the date of Executive's "separation from service" (as such term is defined in Treasury Regulations under Section 409A of the Code and any other guidance issued under Section 409A of the Code) with the Company; (y) the date Executive has a Disability; and (z) the date of Executive's death following such separation from service. Upon the expiration of the applicable deferral period as described in this Section 8(m), any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision (together with reasonable accrued interest) will be paid to Executive or Executive's beneficiary in one lump sum.

     9. Executive's Representation. The Executive represents to the Company that the Executive's execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity including, but not limited to, any prior employer.

     10. Integration; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and thereof, and supersedes and replaces in their entirety any prior agreements or understandings concerning such subject matter, including without limitation the First Agreement. This Agreement may not be waived, changed, modified, extended, or discharged orally, but only by agreement in writing.

     11. Noncompetition and Nonsolicitation. Notwithstanding anything to the contrary contained elsewhere in this Agreement, in view of Executive's importance to the success of the Company, Executive and the Company agree that the Company would likely suffer significant harm from Executive's competing with the Company during Employment Period and for some period of time thereafter. Accordingly, Executive agrees that Executive shall not engage in competitive activities while employed by the Company and, in the event Executive's employment is terminated voluntarily by Executive or without Cause by the Company, during the

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Restricted Period (as hereinafter defined). Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Company, (i) render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner, or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Company or any of its affiliates in providing those products and services to original equipment manufacturers or aftermarket distributors, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise which competes directly or indirectly with the business of the Company or any of its affiliates in providing those products and services to original equipment manufacturers or aftermarket distributors. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation whether or not such corporation is in competition with the Company. For purposes of this Agreement, the term "Restricted Period" shall equal the longer of (y) twelve (12) months, or (z) the period during which Executive receives salary and benefits under Sections 8(a)-(f), in each case commencing as of the Termination Date. Further, during the Restricted Period, the Executive shall not, and shall not cause any other person to, (i) interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or its affiliates with any Restricted Person (as hereinafter defined), or (ii) endeavor to entice or solicit any Restricted Person away from the Company or its affiliates. For the purposes of this Agreement, "Restricted Person" shall mean any person who at any time during the Employment Period was an employee or customer of the Company or its affiliates, or otherwise had a material business relationship with the Company or its affiliates.

     12. Non-disparagement. During the Restricted Period, (a) the Executive shall not make or publish any disparaging statements (whether written or oral) regarding the Company or its affiliates, directors, officers or employees, and
(b) the Company shall not make or publish any disparaging statements (whether written or oral) regarding the Executive. Notwithstanding anything herein to the contrary, during the Restricted Period, the Company may respond to inquiries from Executive's prospective employers who contact the Company, and may make any public announcements or filings that may be necessary for a public company.

     13. Notices. For the purposes of this Agreement, notices and all other communications provided for shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or national overnight courier with proof of delivery addressed as follows:

     If to the Executive: Mr. Edwin L. Buker
                          1195 Greystone Crest
                          Birmingham, Alabama  35242

     With copy to:        Cattel, Tuyn & Rudzewicz PLLC
                          33 Bloomfield Hills Parkway,
                          Suite 120 Bloomfield Hills,
                          Michigan 48304
                          Attn: Thomas A. Cattel, Esq.

     If to the Company: Tecumseh Products Company
                        100 East Patterson Street
                        Tecumseh, Michigan 49286
                        Attn: General Counsel

     With copy to:      Miller, Canfield, Paddock & Stone,
                        P.L.C.
                        840 West Long Lake Road, Suite 200
                        Troy, Michigan 48098
                        Attn: David D. Joswick, Esq.

or to such other address as either party may have furnished to the other in writing. Notices of change of address shall be effective only upon receipt.

     14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State without regards to the principles of conflicts of law.

     15. Venue and Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts located in the Eastern District of Michigan, which shall be the exclusive venue for any legal action or proceeding filed by either party with respect to this Agreement. The parties hereby further agree and irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that either of them may now or hereafter have to the bringing of any such action or proceedings in such jurisdictions.

     16. Conflict. In the event of a conflict between the terms of this Agreement and the Plan or the Executive Performance Bonus Plan, this Agreement shall control.

     17. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        TECUMSEH PRODUCTS COMPANY


                                        ----------------------------------------
                                        By: David M. Risley
                                        Its: Chairman


                                        EXECUTIVE


                                        ----------------------------------------
                                        Edwin L. Buker